Exhibit 10.2
AMENDMENT NO 1
TO
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This Amendment No. 1 to Second Amended and Restated Employment Agreement (the “Amendment”) is made and entered into as of the 5th day of March, 2009, by and between Big 5 Sporting Goods Corporation, a Delaware corporation (the “Company”), Big 5 Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Big 5 Corp.”), and Steven G. Miller, an individual (the “Executive”).
R E C I T A L S
     A. Executive is currently employed as President, Chief Executive Officer and Chairman of the Board of Directors of the Company and as President, Chief Executive Officer and Chairman of the Board of Directors of Big 5 Corp. pursuant to a Second Amended and Restated Employment Agreement (the “Employment Agreement”) between the Company, Big 5 Corp. and Executive dated as of December 31, 2008.
     B. The Company, Big 5 Corp. and Executive desire to amend the Employment Agreement regarding the terms and conditions of Executive’s severance upon certain termination events.
A G R E E M E N T
     NOW, THEREFORE, in consideration of the foregoing recitals and the terms, covenants and conditions contained herein, and in consideration of $1.00 payable by the Company to Executive upon the execution hereof, the Company, Big 5 Corp. and Executive agree as follows:
     1. Definitions Incorporated. Initially capitalized terms used but not defined in this Amendment have the respective meanings set forth in the Employment Agreement.
     2. Reduction of Severance Period. Section 5.3 of the Employment Agreement is hereby amended and restated in its entirety as follows:
     5.3 Termination by the Company without Just Cause or by Executive for Good Reason. In the event the Company terminates Executive without Just Cause, or if Executive terminates his employment with the Company for Good Reason, this Second Amended Agreement shall terminate immediately and all parties shall thereupon be released and discharged of and from all further obligations hereunder except that any provisions that by their nature survive termination shall so survive (including Executive’s ongoing obligations pursuant to Sections 7.1 and 7.2(a)) and the Company shall pay to Executive, on the Termination Date, all amounts accrued and unpaid as of the Termination Date in respect of (i) Executive’s salary and annual cash bonus, computed in accordance with Section 3.2, for services rendered through such date, (ii) vacation pay to the extent consistent with the Company’s policies in effect as of the Termination Date regarding entitlement to payment in respect of accrued but unused vacation time and (iii) expenses owing to Executive pursuant to Section 4.1. The Company shall also pay to Executive, on the fifth business day following the Termination Date, as a lump sum severance payment and subject to Section 3.3, an amount equal to three (3) times the average annual taxable compensation (as reflected in the applicable Forms W-2) paid to Executive over the five (5) years immediately prior to the year in which the Termination Date falls. In addition, Executive will also be entitled, for a period of three (3) years from the Termination Date (the “Severance Period”), to receive all benefits that would have been payable to him pursuant to Sections 4.2 and 4.4 if Executive had been employed by the Company during such period. Notwithstanding the foregoing, the Company shall not be required to provide any medical benefits to Executive as of the date Executive and his family become covered under any other group health plan not maintained by the Company; provided, however, that if such other group health plan excludes any pre-existing condition that Executive or his dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 5.3 shall continue (but not beyond the Severance Period) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Executive is required to make an election under Sections 601 through 607 of ERISA (commonly known as COBRA) to qualify for any of the benefits described in this Section 5.3, the obligations of the Company to provide such benefits under this Section 5.3 shall be conditioned upon Executive timely making such an election (the preceding two sentences are referred to as the “Benefits Exceptions”). Any payment or reimbursement of benefits under this Section 5.3 that is taxable to Executive or his dependents shall be made by December 31 of the calendar year following the calendar year in which Executive or his dependent incurred the expense. Expenses eligible for reimbursement in any one taxable year shall not affect the amount of expenses eligible for reimbursement in any other taxable year, and the right to expense reimbursement shall not be subject to liquidation or exchange for any other benefit. In addition to the foregoing, and notwithstanding the provisions of any other agreement to the contrary, all Options that have been granted to Executive shall become immediately exercisable on the Termination Date and shall remain exercisable for the full term of each such Option. Executive’s termination of this Second Amended Agreement shall be for “Good Reason” if Executive terminates this Second Amended Agreement upon the happening of any of the following events, after having given written notice within 30 days after the occurrence of such event, and the Company or Big 5 not having cured such event within 30 business days following receipt of such notice: (i) the willful breach of any of the material obligations of the Company or Big 5 Corp. to Executive under this Second Amended Agreement; (ii) the Company’s chief executive offices are moved to a location outside of Los Angeles County, California; (iii) Executive’s position (including status, titles and reporting requirements), authority, duties and responsibilities shall cease to be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date; (iv) Executive fails to be reelected to, or is removed from, the Board or the Board of Directors of Big 5 Corp.; or (v) any successor

(whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company fails to assume expressly and agree to perform this Second Amended Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
     3. Miscellaneous.
          3.1 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument
          3.2 Authorization. Executive hereby warrants that Executive is free to enter into this Amendment and to render Executive’s services pursuant hereto and to the Employment Agreement. The Company and Big 5 Corp. hereby warrant that any required authorization of this Amendment by their respective boards of directors have been obtained.
          3.3 Counsel. Executive has read and understands this Amendment and has sought the advice of counsel to the extent he has determined appropriate.
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     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

THE COMPANY

Big 5 Sporting Goods Corporation, a Delaware corporation

By:	/s Barry D. Emerson

Name:	Barry D. Emerson
Title:	Chief Financial Officer

BIG 5 CORP.

Big 5 Corp., a Delaware corporation

By:	/s Barry D. Emerson

Name:	Barry D. Emerson
Title:	Chief Financial Officer

EXECUTIVE

/s/ Steven G. Miller

Steven G. Miller